EXHIBIT 3.2

CERTIFICATE OF CONVERSION

CONVERTING

BIO-PATH HOLDINGS, INC.

a Utah corporation

to

BIO-PATH HOLDINGS, INC.

a Delaware corporation

This Certificate of Conversion is being duly executed and filed by the person authorized to sign this Certificate of Conversion on behalf of Bio-Path Holdings, Inc., a Utah corporation (the "Converting Corporation"), to convert the Converting Corporation to Bio-Path Holdings, Inc., a Delaware corporation (the "Resulting Corporation"), under the General Corporation Law of the State of Delaware.

1. The date on which, and the jurisdiction where, the Converting Corporation was first incorporated are as follows:

Date	Jurisdiction

May 10, 2000	State of Utah

2. The name and type of entity of the Converting Corporation immediately prior to the filing of this Certificate of Conversion is Bio-Path Holdings, Inc., a Utah corporation.

3. The name of the Resulting Corporation as set forth in its certificate of incorporation filed in accordance with subsection (b) of Section 265 of the General Corporation Law of the State of Delaware is "Bio-Path Holdings, Inc."

  [Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion this 31st day of December, 2014.

Bio-Path Holdings, Inc.

By:	/s/ Peter H. Nielsen
Name: Peter H. Nielsen
Title: President and Chief Executive Officer